EXHIBIT 10.33

December 19, 2014

Ms. Jennifer De Winter

Via Hand Delivery

Dear Jennifer,

We are pleased to extend you an offer to join Tiffany and Company, a New York corporation (“Tiffany” or the “Company”) and to confirm the terms of your employment in this letter. Tiffany is a wholly-owned subsidiary of Tiffany & Co., a Delaware corporation (NYSE: TIF) (“Parent”). If you accept this offer, subject to its terms, you will be employed by and an executive officer of Tiffany. For more information about our executive compensation program please read Parent’s Proxy Statement published on April 10, 2014 (the “Proxy Statement”). You should assume that all compensation discussed below, including equity compensation, is subject to withholding for state and federal taxes and for other deductions pursuant to our benefit plans.

Title:	Senior Vice President – Northern America

Current Reporting:	Jill Beraud, Executive Vice President

Commencement Date:
as soon as possible, but no later than March 1, 2015. If you fail to commence employment by that date this offer shall be deemed of no force or effect. The term “Commencement Date” refers to the date you actually begin employment with Tiffany, on or before March 1, 2015.

Salary:	Annual gross salary of $650,000.

Short-term Cash

Incentive Award:
You will be eligible to receive a short-term cash incentive award, on an annual basis. Your target short-term cash incentive award will be 60% of your gross annual salary. Pay-out of the target short-term cash incentive award for fiscal year 2015 (year beginning February 1, 2015 and ending January 31, 2016, referred to hereafter as “Fiscal 2015”), if any, will be contingent on company performance goals as determined by the Compensation Committee (the “Committee”) of the Parent’s Board of Directors (the “Board”) and subject to the negative discretion of the Committee. The short-term cash incentive award, if any, for a given fiscal year will be paid no later than April 15 of the following fiscal year (i.e. April 15, 2016 for Fiscal 2015). Your eligibility for a short-term cash incentive award in respect of Fiscal 2015 will be prorated for your actual period of service during the fiscal year.

Long Term

Incentive Award:
Under its current practice, the Committee grants long term incentives in the form of equity awards to continuing members of senior management at the regularly scheduled Board Meeting held in January of each year. Under our current practice, the total grant date value of each year’s grant of long term incentive equity awards is based on a percentage of salary. 150% of base salary has been established as the long-term incentive target for you for Fiscal 2015. The Committee has historically awarded long-term incentive awards in two components: (i) performance-based restricted stock units that vest, if at all, after a three-year performance period; and (ii) stock options which vest over four years at a rate of 25% per year on the respective first, second, third, and fourth anniversaries of the grant date. The ratio of grant date value between options and performance-based restricted stock units has historically been 50/50.

The Committee retains discretion to make changes to all long term incentive award programs at any time.

Special Sign-on

Cash Award:
You will receive a sign-on cash bonus equal to $440,000.  This sign-on cash bonus will be paid to you within 30 days of the Commencement Date, but in no event later than March 31, 2015. This lump sum payment will be subject to recoupment in full by Tiffany should you resign voluntarily (without Good Reason) or be terminated with Cause before the one-year anniversary date of the Commencement Date, as described in Exhibit A.

Special Sign-on
Time-Vested Restricted

Stock Unit Grant:
At the next meeting of the Committee following your Commencement Date, the Committee will grant to you, as a one-time sign-on award, restricted stock units (the “Units”) which will convert on maturity on a one-to-one basis into shares of Parent’s Common Stock. The Units shall have an aggregate value of $650,000, based on the Grant Date Market Value. All Units will be scheduled to mature on the second anniversary of the grant date. No Units will mature unless you remain employed with Tiffany on the second anniversary of the grant date.

All equity awards described hereunder shall be subject to written terms, not inconsistent herewith, as the Committee may determine.
Non-Competition/

Confidentiality:	As an executive officer you will be required to sign and comply with the
Non- Competition and Confidentiality Covenants, requiring forfeiture of certain equity awards and excess retirement benefits in the event of a breach, as described in Exhibit B. You will further be subject to restrictions as described in the Restrictive Covenants section below.

Conditions:
This offer is contingent on your written representation by your signature below that (i) you have disclosed to Tiffany all restrictive covenants to which you are subject, and (ii) other than as previously disclosed, you are not contractually obligated to any other employer, or subject to any covenants against competition or similar covenants that would affect the performance of your employment with Tiffany. By your signature below, you further certify that, in the performance of your duties with Tiffany, you will comply with the legally-binding obligations of any such restrictive covenants or confidentiality obligations to a prior employer.

Employment-at-will:
Your employment is “At Will.” At Will employment means that you can quit at any time, with or without notice. At Will employment means that Tiffany can end your employment at any time, with or without notice, for any legal reason or for no reason.

Severance Benefits:
Please see Exhibit C for a copy of the retention agreement applicable to executive officers of Parent in the event of a Change in Control, and providing for severance benefits under certain scenarios following a Change in Control.

Severance benefits will also be payable to you, absent a Change in Control, during the two year period ending on the second anniversary of the Commencement Date (the “Initial Two-Year Term”), as follows. During the Initial Two-Year Term, the following severance benefits will be payable to you if (i) you are involuntarily terminated without Cause, or you resign for Good Reason (see Exhibit A for applicable “Cause” and “Good Reason” definitions), and (ii) a Change in Control has not occurred prior to the effective date of such termination, and (iii) within 45 days following the date of termination you sign and return to the Company a fully effective and irrevocable release of claims in a form provided by the Company:

(A)
A lump sum payment in an amount equal to one year of annual base salary (less any amount potentially due to you under Restrictive Covenants, described below) payable in a lump sum on the 60th day following the effective date of termination;

(B)
Any remaining unpaid actual short-term incentive award for the last completed fiscal year prior to termination, as determined by the Committee, if such short-term incentive award remains unpaid payable at the time such amount is otherwise payable under the applicable incentive plan;

(C)
a pro-rata portion of the short-term incentive award for the current fiscal year that remains uncompleted as of the effective date of termination, calculated based on actual results for such full fiscal year, payable at the time such amount is otherwise payable under the applicable incentive plan; and

(D)
subject to your timely election of continued health care coverage under Company-sponsored medical plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (commonly known as “COBRA”), a monthly payment in the amount of your premiums under COBRA for a period of up to 12 months following the effective date of termination.

Following the completion of the Initial Two-Year Term, the Company will have no obligation to provide severance benefits to you beyond those benefits provided for by Company policies and guidelines applicable to like-titled officers, or alternatively, as described in Exhibit C (in the event of certain Change of Control scenarios).

Benefits:
We offer a broad range of benefits and amenities for you and your eligible dependents, including domestic partners. All such benefits are subject to the terms of the benefit plans and are available to employees generally. Health benefits include medical, dental, vision care and prescription drug. Retirement benefits include a 401(k) plan with an employer match, a defined contribution retirement benefit and a defined contribution excess benefit (for earnings above statutory limits).

In addition to those programs you will be eligible to participate in a deferred compensation plan which provides tax deferred savings for additional retirement income or for planning for future expenses (e.g. dependent college tuition).

We also offer sick days (for your care and that of your family members) and short- and long- term disability including executive long-term disability. Survivor protection benefits include accidental death & dismemberment insurance, business travel accident insurance, and group term life insurance; Health and dependent care spending accounts, long term care, adoption assistance, medical, family and bereavement leave, transportation assistance, education assistance, employee assistance program, health and fitness program reimbursement, milestone and service recognition programs, employee giving program and a generous employee discount are also offered. You will be eligible to participate in these various benefit programs subject to the terms by which all such benefits are provided to Tiffany's regular full time employees and this letter will not afford you additional rights.

Vacation Days:
You will be eligible for five workweeks of vacation per fiscal year (February 1 to January 31). You will accrue one twelfth of your annual vacation at the end of each completed month of service (i.e., 2.08 days per month). If you wish to take vacation in excess of the amount you have earned so far in the year, after six months of service, the time can be taken and then offset by future accruals. All vacation requests are subject to management approval as outlined in the vacation policy or by departmental procedures.

Personal Days:	You will be eligible for two personal days per fiscal year.

Restrictive Covenants
(a)     In consideration of this offer of employment, subsequent ongoing employment with the Company, and all compensation paid to you by the Company including the payment set forth below, you hereby covenant and agree that during your employment with the Company and the post-employment periods described hereunder, you will not directly or indirectly (whether as director, officer, consultant, principal, owner, member, partner, advisor, financier, employee, agent or otherwise):

(i)
for a period of six (6) months (the “Non-Compete Period”) commence employment with, assist, have any interest in or contribute your knowledge and abilities to, any Retail Jewelry or Watches Trade or Wholesale Jewelry or Watches Trade (provided that this subsection shall not prohibit an investment by you not exceeding five percent of the outstanding securities of a publicly traded company) including but not limited to the following companies, inclusive of their subsidiaries: Louis Vuitton, Watch & Jewelry Division, Richemont, Bulgari, Blue Nile, Graff, Asprey, and Swatch;

(ii)
for a period of eighteen (18) months, employ, attempt to employ, or assist anyone in employing a Covered Employee (including by influencing any Covered Employee to terminate his/her employment with the Company or any other direct or indirect subsidiary of Parent); or

(iii)
for a period of eighteen (18) months, attempt in any manner to solicit jewelry purchases by any client of the Company or any other direct or indirect subsidiary of Parent to cease doing business or reduce the amount of business that such client has customarily done with the Company or any other direct or indirect subsidiary of Parent.

(b)
In addition to the compensation specified in this offer letter, the Company shall pay to you a lump sum payment equal to six (6) months of salary as additional consideration for the restrictive covenants set forth above provided, however, that the Company shall not be required to make any such payment or portion thereof (but may in its sole discretion elect to do so) if the covenants above are expressly waived by the Company. Notwithstanding anything to the contrary set forth in this Agreement, the covenants set forth above shall be valid and binding on you notwithstanding your refusal to accept the additional payment provided for under this section (b). The payment described herein, or any portion thereof, will be paid to you no earlier than the six month anniversary of your effective date of termination, and no later than the seven month anniversary of your effective date of termination.

(c)
No act or failure to act shall be a waiver of any right conveyed under these Restrictive Covenants, except an express waiver in writing and the Company may condition a waiver under under (a)(i) with respect to any single prohibited engagement upon your written acknowledgement that (i) Section (a)(i) shall continue to apply to subsequent prohibited engagements, and (ii) any payments under Section (b) above shall be offset by payments received pursuant to a prohibited engagement to which such a waiver applies or (iii) both of (i) and (ii) apply. The rights reserved to the Company under these Restrictive Covenants are necessarily of a special and unique character, which gives them an unusual and extraordinary value, the loss of which cannot reasonably or adequately be compensated for in damages in an action at law, and the breach by you of any of the provisions in under these Restrictive Covenants will cause the Company and its affiliates irreparable injury. Therefore, in addition to any other available remedies, the Company and its affiliates shall be entitled to an injunction to restrain any violation of these Restrictive Covenants by you.

(d)
The Restrictive Covenants contained herein shall each be construed as an agreement independent of any other provision in this offer letter, and the existence of any claim or cause of action of you may have against the Company or its affiliates shall not constitute a defense to the enforcement by the Company of such covenants.

(e)
It is the intention of both parties to make the Restrictive Covenants herein binding only to the extent that it may be lawfully done under existing applicable laws. In the event that any part of these Restrictive Covenants are determined by a court of law to be overly broad thereby making the covenant unenforceable, the parties hereto agree, and it is their desire, that such court shall substitute the broadest possible judicially enforceable limitation in place of the offensive part of the covenant, and that as so modified the covenant shall be as fully enforceable as set forth herein by the parties themselves.

(f)
During the Non-Compete Period, you will inform any prospective or future employer of the restrictions contained herein prior to the commencement of that employment. During the eighteen (18) month period following your termination from employment, you will inform any prospective or future employer of any restrictions contained in (a)(ii)-(iii) of this Restrictive Covenant section that have not yet expired, and provide such employer with a copy of such restrictions (but no other terms of this offer letter), prior to the commencement of that employment.

“Covered Employee” means (i) any person who is an employee of Tiffany or any of its affiliated companies (collectively, “Tiffany Affiliates”) or (ii) was, at any date during your employment with Tiffany, an employee of any Tiffany Affiliate, unless the employment of such person with such Tiffany Affiliate has been terminated for at least six (6) months.
"Retail Jewelry Trade" means the operation of one or more retail outlets (including stores-within-stores, leased departments or concessions) selling Jewelry in any city in the United States, Canada, or Guam in which a TIFFANY & CO. store is located at the time in question; for the purpose of this definition, a retail outlet will not be deemed engaged in the Retail Jewlery Trade if less than 5% of the items displayed for sale in such outlet are Jewelry, so that, by way of example, an apparel store that offers Jewelry as an incidental item would not be deemed engaged in the Retail Jewelry Trade.

"Wholesale Jewelry Trade" means the sale of Jewelry or gemstones to the Retail Jewelry Trade, the development or design of Jewelry for sale to the Retail Jewelry Trade or the production of Jewelry for sale to the Retail Jewelry Trade regardless of where in the world such activities are conducted.

“Jewelry” means jewelry (including but not limited to precious metal or silver jewelry or jewelry containing gemstones) and watches.

“Termination” of employment shall have the meaning, for purposes of post-employment payments described in this offer letter (e.g. post-employment Non-Compete payment) provided for under the “Termination of Service” definition found in the Tiffany and Company Executive Deferral Plan.

Section 409A
Nothwithstanding anything herein to the contrary, this offer letter is intended to be interpreted and applied so that the payments and benefits set forth herein either shall be either exempt from the requirements of Section 409A of the Internal Revenue Code (“Code Section 409A”), or shall comply with Section 409A of the Internal Revenue Code, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from or in compliance with Code Section 409A.

A termination of your employment shall not be deemed to have occurred for purposes of any provision herein providing for the payment of any amounts or benefits that are considered “nonqualified deferred compensation” under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A. If you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), to the extent required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of your “separation from service,” and (ii) the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this provision (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum on the first business day following the end of the Delay Period, and any remaining payments and benefits due hereunder shall be paid or provided in accordance with the normal payment dates specified for them herein.

Whenever a payment hereunder may be paid within a specified period, the actual date of payment within the specified period shall be within the sole discretion of the Company. With regard to any installment payments provided for hereunder, each installment thereof shall be deemed a separate payment for purposes of Code Section 409A.

This letter sets forth our entire offer, superseding all prior oral and written offers.

Jennifer, we are delighted that you have decided to join Tiffany and look forward to welcoming you soon.

If you agree to the terms outlined above, please so indicate by your signature below.

Sincerely,

/s/ Victoria Berger-Gross        /s/ Michael J. Kowalski

Victoria Berger-Gross

Senior Vice President
Global Human Resources

By my signature below:

•	I acknowledge that I have read and understand each of the terms of this offer letter.

•	I agree to accept employment with Tiffany and Company under the terms of this offer letter.

•	I expressly acknowledge that I am under no restrictions from a prior employer or business partner that would interfere with the performance of services for Tiffany and Company or its affiliates.

•	I expressly acknowledge that I agree to and accept the Restrictive Covenants described above, which are reasonable in nature.

/s/ Jennifer De Winter
By: Jennifer De Winter
Dated: 12/21/14

Cc: Jill Beraud, Executive Vice President
Frederic Cumenal, President